GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (“Agreement”) is entered into this 12th day of May, 2005 (“Effective Date”) by and among Sputnik, Inc., a Nevada corporation (“Sputnik”), and Technorati, Inc., a Delaware corporation (“Technorati”) and Mr. David Sifry (“Mr. Sifry”), an individual with a residence at the address indicated on the signature page set forth below (collectively, Technorati and Mr. Sifry are referred to as the “Technorati Parties”.)

WHEREAS, Mr. Sifry is a shareholder and former director, officer and advisor of Sputnik;

WHEREAS, Mr. Sifry is a shareholder, director and officer of Technorati;

WHEREAS, Sputnik has made certain allegations against Mr. Sifry and/or Technorati with respect to, among other things, (i) the alleged violation of proprietary rights of Sputnik relating to development of Technorati technology, (ii) allegations against Mr. Sifry and/or Technorati relating to alleged violations of Mr. Sifry’s fiduciary obligations to Sputnik as an employee, director and/or officer of Sputnik, (iii) assertions against Mr. Sifry and/or Technorati relating to ownership of Technorati and certain Technorati technology and related intellectual property rights, and (iv) all acts, omissions, transactions of Mr. Sifry relating to or in connection with any of the foregoing;

WHEREAS, by this Agreement, Sputnik and the Technorati Parties, and each of them wish to fully and finally resolve, settle and compromise any and all disputes, differences, claims and liabilities that exist between them as of the Effective Date;

WHEREAS, it is the desire of the parties to avoid the risks and expenses attendant upon litigation and to settle any and all claims existing and that might exist between or among them, as the case may be, arising out of, in connection with, or in any way related to the Claims;

NOW THEREFORE, in consideration of the foregoing recitals (incorporated by reference herein) and of the mutual promises, covenants and conditions hereinafter contained, Sputnik and the Technorati Parties do hereby agree as follows:

1.

Consideration.  In consideration for the mutual agreements contained herein, the parties agree as follows:

(a)

Technorati shall pay the sum of Sixty One Thousand Dollars ($61,000.00) to Sputnik (the “Settlement Amount”).  Such payment shall be made by casher’s check and shall be delivered to and received by Sputnik within five days of the Effective Date.  Such payment shall be delivered to the attention of Mr. David LaDuke at the Sputnik offices located at 650 Townsend Street, Suite 320, San Francisco, California  94103.

(b)

Within five days of the Effective Date, Technorati shall issue to Sputnik 20,000 shares of Technorati Common Stock (the “Technorati Stock”) on the terms and conditions set forth in the Common Stock Purchase Agreement attached hereto as Attachment A.

(c)

On the Effective Date, Mr. Sifry shall return to Sputnik 1,100,000 shares of Sputnik Common Stock previously held by Mr. Sifry (the “Sputnik Shares”) and Sputnik shall cancel the Sputnik Shares on such date.  After the cancellation of the Sputnik Shares, the parties agree that Mr. Sifry shall hold 150,000 shares of Sputnik Common Stock.

(d)

Mr. Sifry agrees and acknowledges that he received valid consideration in exchange for his execution of the Employee Innovations and Proprietary Rights Assignment Agreement and the Limited Exclusion Notification attached as Exhibit A hereto, and that such Agreement remains in full force and effect with respect to Mr. Sifry’s work on the Sputnik Technology prior to October 31, 2003, and that such obligations have not been created nor do they arise out of this Agreement.

However, Sputnik acknowledges and agrees that provisional patent application no: 60/584613, entitled “Ecosystem Method of Aggregation and Seach and Related Techniques” filed by Technorati with the United States Patent and Trademark Office is not covered by the the Employee Innovations and Proprietary Rights Assignment Agreement and shall remain the exclusive property of the Technorati Parties.

2.

Mutual Release and Settlement Agreement of Claims.

(a)

Except with respect to the obligations created by or arising out of this Agreement, and upon Sputnik’s receipt of the Settlement Amount, the Technorati Stock and the Sputnik Shares, each party, and their respective past and present shareholders, officers, directors, employees,  predecessors, successors, assigns, heirs, executors, administrators, accountants, attorneys and agents (and the predecessors, successors, assigns, heirs, executors, administrators, accountants, attorneys and consultants of each of the foregoing), releases and forever discharges each other party and its shareholders, officers, directors, employees, predecessors, successors, assigns, heirs, executors, administrators, accountants, attorneys and agents, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, remedies, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which it now has, owns or holds, or at any time heretofore ever had based upon or arising out of any matter, cause, fact, thing, act or omission occurring or existing at any time prior to and including the Effective Date (all of which are hereinafter referred to as and included within the “Released Matters”).

(b)

It is the intention of the parties in executing this Agreement and in giving and receiving the consideration called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of and from all of the Released Matters.

(c)

In furtherance of the intentions set forth herein, each of the parties hereto acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the parties hereto waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California, or any similar provision of the statutory or non-statutory law of any other jurisdictions, to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement.  In connection with such waiver and relinquishment, each of the parties hereto acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exists with respect to the subject matter of this Agreement or the other parties hereto, but that it is its intention hereby fully, finally and forever to settle and release all of the Released Matters which now exist or heretofore have existed, except as is otherwise provided herein.  In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any such additional or different claims or facts.

(d)

The parties hereto each warrant and represent to the other that it is the sole and lawful owner of all rights, title and interest in and to all of the respective Released Matters and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred (or purported to assign or transfer) to any person whomsoever any Released Matter or any part or portion thereof of any claim, demand or right against the other.

(e)

The agreements set forth herein are unconditional, and shall remain effective regardless of any event, of any nature, occurring after the execution of this Agreement; provided however that this release shall only be effective upon satisfaction of the conditions set forth in Section 1 above.  This Agreement will not release, acquit or discharge any obligation under this Agreement.

3.

Covenant Not to Sue. Each party agrees for itself and its successors that it will forever refrain from instituting, reinstating, maintaining, or prosecuting any action or proceeding against any other party upon any claims, controversies, actions, causes of action, obligations or liabilities of any nature whatsoever, whether or not now or hereafter known, suspected or claimed which such party ever had, now has or hereafter can, shall or may have or allege against any other party arising out of, in connection with or in any way related to the Released Matters. Without limiting the foregoing, for clarity, Sputnik agrees that the covenant set forth in this Section 3 extends and shall apply to any actual or alleged violation of Sputnik's intellectual property rights by any or all of the Technorati Parties (including any successor to or customer of any of them) that occurs after the Effective Date, if such violation constitutes an actual or alleged violation of Sputnik's intellectual property rights in technology that first occurred prior to the Effective Date.

4

Legal and Equitable Remedies; Severability.  In the event that a party signatory hereto breaches any of its obligations or representations under this Agreement, then the other parties are entitled to specific performance, injunctive relief, and any damages or other relief available under the applicable law resulting from that breach of this Agreement that it proves in litigation, and to its attorneys’ fees incurred in such litigation, together with interest on the foregoing amounts as available under the applicable law. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.

No Admission of Liability.  This Agreement is not and shall not be construed or contended by any party to be an admission or evidence of any wrongdoing or liability on the part of any other party.  This Agreement shall be afforded the maximum protection under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

6.

Entire Agreement; Governing Law.  This Agreement constitutes the entire agreement between and among Sputnik and the Technorati Parties, and each of them, with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  Each party acknowledges that neither the other parties nor their respective agents or attorneys have made any promise, representations, and warranties that are not contained herein.  The rights and obligations of the parties shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of California, without reference to the principles of conflict of laws thereof.

7.

Interpretation. Each party hereto acknowledges and aggress that it has participated in the drafting of this Agreement and consequently, any and all ambiguities in this Agreement are not to be construed to the determent of any party hereto.

8.

Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the parties hereto.

9.

Knowing, Voluntary & Authorized Execution of this Agreement.  Each of the parties acknowledges for him/itself that he/it has consulted with an attorney of their own respective choosing concerning the waivers and the terms of this Agreement, and that the waivers and promises made herein are knowing and voluntary and are made with full appreciation of their effects.  Each of the parties hereto represents and warrants to the other parties that (i) the execution, delivery and performance of this Agreement has been duly authorized and all actions necessary for the due execution, delivery and performance of this Agreement have been taken, and (ii) this Agreement constitutes the legal, valid and binding obligation of the parties enforceable against each party in accordance with its terms.

10.

No Waiver.  The failure of any party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by any party of any of the provisions of this Agreement shall in no way constitute a present or future waiver of such provisions, nor in any way affect the ability of any party to enforce each and every such provision thereafter.

11.

Attorneys’ Fees and Costs.  Each party is to bear its own fees and costs incurred to date in  connection with this dispute.  The prevailing party in any proceeding relating to an alleged breach of this Agreement shall be entitled to recover reasonable attorney’s fees and court costs from the non-prevailing party.

12.

Counterparts. This Agreement may be executed in one or more counterparts all of which together shall comprise one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Address: 665 3rd Street	TECHNORATI, INC.
San Francisco, CA 94107	By: /s/ David L. Sifry
Name: David L. Sifry
Title: CEO

Address: 650 Townsend Street, Suite 320	SPUTNIK, INC.
San Francisco, CA 94103
By: /s/ David LaDuke
Name: David LaDuke
Title: CEO

/s/ David Sifry
Address: 6034 Fulton Street San Francisco, CA 94121	David Sifry

APPROVED AS TO FORM ONLY:

GUNDERSON DETTMER

By: /s/ Colin Chapman

      Colin Chapman

DLA PIPER RUDNICK GRAY CARY US LLP

By: /s/Eric Deeds

      Eric Deeds